EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	William B. Boni
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS AND PLIVA SIGN CO-PROMOTION AND LICENSING

AGREEMENT FOR SANCTURA™ (TROSPIUM CHLORIDE)

Indevus To Establish Specialty Sales Force

Investor Conference Call Planned for April 7, 2004, 9:00 A.M. Eastern Time

LEXINGTON, MA, April 7, 2004 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has entered into a co-promotion and licensing agreement with PLIVA d.d. through its specialty branded subsidiary, Odyssey Pharmaceuticals Inc., for the U.S. commercialization of SANCTURA™ (trospium chloride), under review by the U.S. Food and Drug Administration (FDA) as a treatment for overactive bladder. The agreement provides for payments to Indevus from PLIVA that include $30 million upon signing and $120 million upon the approval of SANCTURA by the FDA. In addition, Indevus could receive up to $45 million in future payments contingent upon the achievement of certain milestones related to the development of a once-a-day formulation of SANCTURA, as well as a payment of $20 million related to the achievement of a long-term commercialization milestone in 2013.

For at least six months following the approval of SANCTURA, Indevus will receive a commission based on net sales of SANCTURA, a portion of which will fund its own sales force and certain advertising and promotional costs. PLIVA and Indevus will co-promote SANCTURA through a joint sales force of approximately 500 sales representatives. Indevus will establish a sales force initially numbering approximately 280 representatives who will promote SANCTURA to urology specialists, obstetricians and gynecologists, and certain primary care physicians.

At any time beginning six months after the approval of SANCTURA, each company has the right to convert the agreement into a royalty-bearing structure, whereby Indevus will receive royalties from PLIVA based on net sales of SANCTURA, and PLIVA will be responsible for promotional, advertising and sales force-related costs. Should this right be exercised, Indevus will retain a specialty sales force promoting SANCTURA to urology specialists, obstetricians and gynecologists, and high prescribers.

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Under the agreement, Indevus will be responsible for funding the development of the once-a-day formulation of SANCTURA. Indevus will purchase trospium from Madaus AG, the European innovator and manufacturer of the product, and will supply it to PLIVA. PLIVA will be responsible for product distribution and will record revenue for sales of the product.

“We are enthusiastic about our agreement with PLIVA, as it reflects a mutual recognition of the potential of SANCTURA and provides significant benefit for both companies,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “For Indevus, it is a transformational event, establishing the foundation for both near and longer term generation of product revenue. Furthermore, an integrated sales function will enhance our ability to acquire additional late-stage or marketed products.

“We believe SANCTURA will have an important place in the large and expanding U.S. market for overactive bladder, and we are pursuing pre-commercialization and market preparation activities for the product,” said Dr. Cooper. “We are also working with the FDA to help complete the regulatory review process in a timely fashion to allow for product launch as soon as possible. As a result of the recent submission of additional data related to SANCTURA, we received a letter from the FDA on February 12, 2004, establishing a 90-day extension to the original Prescription Drug User Fee Act (PDUFA) action date of February 27, 2004, moving that date to May 28, 2004.

“We are very excited to have PLIVA as a partner in the commercialization of SANCTURA,” said Dr. Cooper. “The commitment of PLIVA under this partnership reflects their analysis of the prospects for SANCTURA and their strong focus on its market success. We also highly value PLIVA’s considerable expertise in urology, a critical factor in positioning the product in the U.S. overactive bladder market. Finally, we recognize the importance of SANCTURA in PLIVA’s plans to move forward with its expansion in the U.S.”

Zeljko Covic, president of the PLIVA Management Board and chief executive officer, commented: “We are very excited about the addition of SANCTURA to our portfolio as it represents an excellent strategic fit with PLIVA’s existing urological franchise and capabilities. It is a very significant addition to our specialty branded business and will further strengthen the U.S. market position, while providing a platform for ongoing development of a sustainable long-term proprietary business.”

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Paul Cottone, president and chief executive officer of Odyssey Pharmaceuticals added, “By adding SANCTURA to its portfolio, Odyssey will confirm its position as a true specialty U.S. pharmaceutical company. We are very excited about this deal, as we firmly believe that this product has an excellent profile which, complemented by our expertise in urology, can successfully be positioned as the primary drug of choice among physicians who treat overactive bladder.”

Background

Currently under development in the U.S., SANCTURA belongs to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

OAB is defined as urge incontinence, urgency and frequency of micturition. Approximately 34 million Americans suffer from bladder control problems, which can lead to urinary incontinence. OAB is the leading cause of nursing home admissions, and it is estimated that more than half of nursing home residents suffer from this condition.

SANCTURA has been extensively studied and is currently marketed as a prescription drug product in Europe, where it is one of the leading products for overactive bladder / urinary incontinence. Indevus licensed exclusive U.S. rights to SANCTURA from Madaus AG, a German pharmaceutical company, in late 1999.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA for overactive bladder, pagoclone for panic and generalized anxiety disorders, citicoline for ischemic stroke, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens and aminocandin for systemic fungal infections.

With more than 80 years of experience in the pharmaceuticals arena, PLIVA has successfully transformed itself into a multinational corporation, with operations across Central and Eastern Europe, Western Europe and the US. The company’s vision is to be a research driven, fully integrated global pharmaceutical company dedicated to providing innovative products for a better quality of life. PLIVA is currently the largest CEE headquartered company by sales, whose most prominent discovery is the blockbuster antibiotic azithromycin, sold under the trademarks of Zithromax and Sumamed.

Conference Call

Indevus will host an investor conference call tomorrow, April 7, 2004, at 9 a.m. Eastern Time to discuss its agreement with PLIVA. To access the live call, please dial (800) 616-0218 from the U.S. and Canada, and (706) 634-2189 from international locations. An archived recording of the call will be available beginning two hours after its completion and lasting through April 13, 2004. To access the archived call, please dial (800) 642-1687 from the U.S. and Canada and (706) 645-9291 from international locations. For archived calls, enter the conference ID number, 6655921.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA; risks associated with contractual agreements; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the commercialization of SANCTURA and for the development of our other products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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